UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 14, 2019

BioTime, Inc.

(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 521-3390

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 – Other Events

On November 28, 2018, BioTime, Inc. (“BioTime”) distributed 12.7 million shares of common stock of AgeX Therapeutics, Inc. (“AgeX”) owned by BioTime to BioTime’s shareholders, on a pro rata basis, in the ratio of one share of AgeX common stock for every 10 shares of BioTime common stock they owned. The record date for purposes of the distribution was the close of business on November 16, 2018.

BioTime determined a distribution per share of $0.304. The distribution is taxable to the extent of current and accumulated earnings and profits, with the balance treated as a return of capital. The portion of the distribution that is treated as a return of capital should reduce the tax basis in the shares of common stock of BioTime up to a holder’s adjusted basis in the stock (Sec. 301 (c) (2) of Internal Revenue Code of 1986 (the “Code”)), with any excess treated as a gain from the sale or exchange of property (Code Sec. 301 (c) (3).

BioTime finalized its analysis of the distribution in connection with its year end audit that was completed with the filing of its Form 10-K with the Securities and Exchange Commission on March 14, 2019. Accordingly, BioTime determined that 89.688% of the distribution will be treated as a dividend in kind, with the balance of 10.312% as a return of capital. The tax characterization of the distribution will be reported to shareholders on an updated Form 1099-DIV which will be issued shortly. BioTime posted a final FORM 8937 “Report of Organizational Actions Affecting Basis of Securities” dated March 14, 2019 on its website, which provides a more detailed explanation of the tax consequences to BioTime shareholders. The FORM 8937 can be found at www.biotime.com on the “Investors and Media” page under the “Financial and Filings” section. Shareholders should consult with their tax advisors regarding the tax effects of the distribution to them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: March 19, 2019	By:	/s/ Brian M. Culley
Chief Executive Officer